UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: January 18, 2010
(Date of earliest event reported)
EQUITY LIFESTYLE PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	1-11718 (Commission File No.)	36-3857664 (IRS Employer Identification Number)

Two North Riverside Plaza, Chicago, Illinois (Address of principal executive offices)	60606 (Zip Code)
(312) 279-1400
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Compensatory Arrangements of Certain Officers.
2010 Restricted Stock Plan
On January 18, 2010, the Compensation, Nominating and Corporate Governance Committee (the “Compensation Committee”) of the Board of Directors of Equity LifeStyle Properties, Inc. (the “Company”) approved the issuance of 74,665 shares of restricted common stock to the Company’s executive officers, pursuant to the authority set forth in the 1992 Stock Option and Stock Award Plan (as amended from time to time, the “Plan”). Such award will have a grant date of February 1, 2010 and will vest on December 31, 2010. Each executive officer will receive shares of restricted common stock as follows, unless otherwise adjusted by the Compensation Committee, in its sole discretion, prior to the grant date:

OFFICER	AWARD
Thomas P. Heneghan	16,333 Shares
Joe B. McAdams	13,000 Shares
Roger A. Maynard	11,333 Shares
Ellen Kelleher	11,333 Shares
Michael B. Berman	11,333 Shares
Marguerite Nader	11,333 Shares
Long-Term Cash Incentive Plan Payouts
On January 18, 2010, the Compensation Committee approved payments, subject to finalization of the Company’s earnings for the year ending December 31, 2009, under the Company’s Long-Term Cash Incentive Plan (the “LTIP Plan”), which was previously approved by the Company’s Board of Directors on May 15, 2007. Such LTIP Plan was included as an exhibit to the Company’s Form 8-K filed with the Securities and Exchange Commission on May 21, 2007. The approved payments were based on the Compensation Committee’s evaluation of the Company’s performance over the performance period. The approved payments are anticipated to total approximately $2.8 million and will be paid to twenty-seven participants in the LTIP Plan, including payments to certain of the Company’s executive officers as follows:

Roger A. Maynard	$125,000
Ellen Kelleher	$125,000
Michael B. Berman	$125,000
Marguerite Nader	$125,000
The Company’s Chief Executive Officer and the Company’s President, Joe B. McAdams, were excluded as participants in the LTIP Plan. The approved payments are expected to be made promptly following completion of the Company’s annual audit for the 2009 fiscal year, which is expected to be completed on or before March 1, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUITY LIFESTYLE PROPERTIES, INC.
	By:	/s/ Michael B. Berman
Michael B. Berman
Date: January 21, 2010		Executive Vice President and Chief Financial Officer